UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. THREE)*


                    Integrated Packaging Assembly Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    457989101
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1999
   ---------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

               [ ] Rule 13d-1(b)
               [ ] Rule 13d-1(c)
               [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                               Page 1 of 24 Pages

---------------------                                        -------------------
CUSIP NO.   457989101                    13G                 PAGE 2 OF 24 PAGES
---------------------                                        -------------------
================================================================================
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Canaan Capital Limited Partnership
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) /  /.
                                                            (b) /  /.
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware Limited Partnership
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          41,870
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       349,434
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         41,870
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          349,434
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         391,304
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       /  /.
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         Less than 5%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         PN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.   457989101                    13G                 PAGE 3 OF 24 PAGES
---------------------                                        -------------------
================================================================================
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Canaan Capital Offshore Limited Partnership C.V.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) /  /.
                                                            (b) /  /.
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Netherlands Antilles Limited Partnership
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          349,434
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       41,870
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         349,434
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          41,870
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         391,304
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       /  /.
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         Less than 5%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         PN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.   457989101                    13G                 PAGE 4 OF 24 PAGES
---------------------                                        -------------------
================================================================================
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Canaan S.B.I.C., L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) /  /.
                                                            (b) /  /.
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware Limited Partnership
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       0
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       /  /.
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         Less than 5%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         PN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.   457989101                    13G                 PAGE 5 OF 24 PAGES
---------------------                                        -------------------
================================================================================
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Canaan  S.B.I.C. Partners, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) /  /.
                                                            (b) /  /.
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware Limited Partnership
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       0
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       /  /.
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         Less than 5%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         PN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.   457989101                    13G                 PAGE 6 OF 24 PAGES
---------------------                                        -------------------
================================================================================
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Canaan Capital Management L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) /  /.
                                                            (b) /  /.
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware Limited Partnership
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       391,304
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          391,304
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         391,304
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       /  /.
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         Less than 5%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         PN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.   457989101                    13G                 PAGE 7 OF 24 PAGES
---------------------                                        -------------------
================================================================================
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Canaan Capital Offshore Management, N.V.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) /  /.
                                                            (b) /  /.
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Netherlands Antilles Corporation
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       349,434
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          349,434
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         349,434
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       /  /.
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         Less than 5%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         CO
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.   457989101                    13G                 PAGE 8 OF 24 PAGES
---------------------                                        -------------------
================================================================================
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Canaan Capital Partners L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) /  /.
                                                            (b) /  /.
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware Limited Partnership
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       391,304
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          391,304
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         391,304
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       /  /.
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         Less than 5%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         PN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.   457989101                    13G                 PAGE 9 OF 24 PAGES
---------------------                                        -------------------
================================================================================
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Harry T. Rein
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) /  /.
                                                            (b) /  /.
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       391,304
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          391,304
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         391,304
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       /  /.
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         Less than 5%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         IN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.   457989101                    13G                 PAGE 10 OF 24 PAGES
---------------------                                        -------------------
================================================================================
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         James J. Fitzpatrick
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) /  /.
                                                            (b) /  /.
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       391,304
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          391,304
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         391,304
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       /  /.
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         Less than 5%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         IN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.   457989101                    13G                 PAGE 11 OF 24 PAGES
---------------------                                        -------------------
================================================================================
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Stephen L. Green
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) /  /.
                                                            (b) /  /.
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       391,304
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          391,304
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         391,304
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       /  /.
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         Less than 5%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         IN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.   457989101                    13G                 PAGE 12 OF 24 PAGES
---------------------                                        -------------------
================================================================================
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deepak Kamra
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) /  /.
                                                            (b) /  /.
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       391,304
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          391,304
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         391,304
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       /  /.
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         Less than 5%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         IN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.   457989101                    13G                 PAGE 13 OF 24 PAGES
---------------------                                        -------------------
================================================================================
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Gregory Kopchinsky
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) /  /.
                                                            (b) /  /.
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       391,304
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          391,304
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         391,304
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       /  /.
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         Less than 5%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         IN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.   457989101                    13G                 PAGE 14 OF 24 PAGES
---------------------                                        -------------------
================================================================================
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Robert J. Migliorino
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) /  /.
                                                            (b) /  /.
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       0
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       /  /.
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         Less than 5%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         IN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.   457989101                    13G                 PAGE 15 OF 24 PAGES
---------------------                                        -------------------
================================================================================
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Eric A. Young
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) /  /.
                                                            (b) /  /.
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          5,000
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       391,304
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         5,000
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          391,304
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         396,304
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       /  /.
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         Less than 5%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         IN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1(A). NAME OF ISSUER
           Integrated Packaging Assembly Corporation


ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
           2221 Old Oakland Road
           San Jose, CA   95131


ITEM 2(A). NAME OF PERSON FILING
           This statement is filed by Canaan Capital Limited Partnership, a Delaware limited partnership, ("Canaan Capital"), Canaan Capital Offshore Limited Partnership C.V., a Netherlands Antilles limited partnership, ("Canaan Capital Offshore"), Canaan S.B.I.C., L.P., a Delaware limited partnership ("S.B.I.C."), Canaan S.B.I.C. Partners, L.P., a Delaware limited partnership ("S.B.I.C. Partners"), Canaan Capital Management L.P., a Delaware limited partnership, ("Canaan Capital Management"), Canaan Capital Offshore Management, N.V., a Netherlands Antilles corporation ("Canaan Corporation"), Canaan Capital Partners L.P., a Delaware limited partnership, ("Canaan Partners") and Harry T. Rein, James J. Fitzpatrick, Stephen L. Green, Deepak Kamra, Gregory Kopchinsky, and Eric A. Young (collectively, the "Partners") and Robert J. Migliorino. Canaan Capital Management (which serves as the sole general partner of Canaan Capital and one of the two general partners of Canaan Capital Offshore), Canaan Corporation (which serves as the other general partner of Canaan Capital Offshore), Canaan Partners (which serves as the general partner of Canaan Capital Management), the Partners (who serve as general partners of Canaan Partners and S.B.I.C. Partners), S.B.I.C. Partners (which serves as the general partner of S.B.I.C.), and S.B.I.C. (whose limited partners are Canaan Capital and Canaan Capital Offshore) and Robert J. Migliorino (a retired Partner of Canaan Partners and S.B.I.C. Partners), are collectively referred to as the "Reporting Persons" in this Schedule 13G.


ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
           Except in the case of Canaan Capital Offshore, Canaan Corporation, Deepak Kamra, Eric A. Young and Robert J. Migliorino, the principal business address of the Reporting Persons is 105 Rowayton Avenue, Rowayton, CT 06853. The principal address of Canaan Capital Offshore and Canaan Corporation is c/o ABN Trustcompany, Pietermaai 15, Curacao, the Netherlands Antilles. The principal business address of Deepak Kamra and Eric A. Young is 2884 Sand Hill Road, Suite 115, Menlo Park, CA 94025. The residence address of Robert J. Migliorino is 81 Eleven Levels Road, Ridgefield, CT 06877.


ITEM 2(C). CITIZENSHIP
           Each of Canaan Capital, Canaan Capital Management, S.B.I.C. Partners, S.B.I.C., and Canaan Partners is a limited partnership organized under the laws of Delaware. Canaan Capital Offshore is a limited partnership and Canaan Corporation is a corporation, each organized





                               Page 16 of 24 pages
           under the laws of the Netherlands Antilles. Each of the Partners and Robert J. Migliorino are citizens of the United States.


ITEM 2(D). TITLE OF CLASS OF SECURITIES
           This Schedule 13G report relates to the Common Stock ("Common Stock") of Integrated Packaging Assembly Corporation ("the Company").


ITEM 2(E). CUSIP NUMBER
           CUSIP number 457989101.


ITEM 3. IF THIS STATEMENT IF FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:
           None.


ITEM 4.    OWNERSHIP
           Not Applicable. The foregoing percentages are based on the 54,414,601 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of the Issuer for the quarter ended October 3, 1999.


ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
           This statement is being filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficial owners of more than five percent (5%) of the class of securities.


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
           Not applicable.


ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
           Each of the Reporting Persons expressly disclaims membership in a "Group" as defined in Rule 13d-1 (b) (ii) (J).


ITEM 9.    NOTICE OF DISSOLUTION OF GROUP
           Not applicable.


ITEM 10.   CERTIFICATION
           Not applicable. This Schedule 13G is not filed pursuant to Rule 13d-1(b).



DATE:      February 14, 2000




                               Page 17 of 24 pages

                                   SIGNATURES
                                   ----------

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Canaan Capital Limited Partnership
By:     Canaan Capital Management L.P.
        Its General Partner
By:     Canaan Capital Partners L.P.
        Its General Partner

By:                   *
        -----------------------------
        General Partner



Canaan Capital Offshore Limited Partnership C. V.
By:     Canaan Capital Management L.P.
        Its General Partner
By:     Canaan Capital Partners L.P.
        Its General Partner

By:                   *
        -----------------------------
        General Partner



Canaan S.B.I.C., L.P.
By:     Canaan S.B.I.C. Partners, L.P.

By:     /s/ Gregory Kopchinsky
        -----------------------------
        General Partner



Canaan S.B.I.C. Partners, L.P.

By:     /s/ Gregory Kopchinsky
        -----------------------------
        General Partner



Canaan Capital Management L.P.
By:     Canaan Capital Partners L.P.
        Its General Partner

By:                   *
        -----------------------------
        General Partner


                               Page 18 of 24 Pages

Canaan Capital Offshore Management, N.V.

By:                   *
        -----------------------------
        Director


Canaan Capital Partners L.P.

By:                   *
        -----------------------------
        General Partner


                      *
-------------------------------------
Harry T. Rein


                      *
-------------------------------------
James J. Fitzpatrick


                      *
-------------------------------------
Stephen L. Green


                      *
-------------------------------------
Deepak Kamra


                      *
-------------------------------------
Gregory Kopchinsky


                      *
-------------------------------------
Robert J. Migliorino


                      *
-------------------------------------
Eric A. Young
                                                *By: /s/ Guy M. Russo
                                                     --------------------------
                                                     Guy M. Russo
                                                     Attorney-in-Fact

--------------------------------------------------------------------------------
This Schedule 13G was executed by Guy M. Russo pursuant to Powers of Attorney a copy of which is filed herewith as Exhibit 2.


                               Page 19 of 24 Pages